MIDDLESEX WATER COMPANY ANNOUNCES

SECOND QUARTER 2015 FINANCIAL RESULTS

ISELIN, N.J., (August 3, 2015) -- Middlesex Water Company (the "Company" or “Middlesex”), (Nasdaq:MSEX), a provider of water and wastewater and related services primarily in New Jersey and Delaware, today announced operating results for the quarter ended June 30, 2015.

Second Quarter Operating Results

Consolidated operating revenues for the second quarter ended June 30, 2015 increased $2.5 million to $31.7 million, up from $29.2 million for the same period in 2014. Net income climbed to $5.1 million, an increase of $0.4 million from $4.7 million in 2014.   Basic and diluted earnings per share were $0.31 for the three months ended June 30, 2015, up from $0.29 for the same period in 2014.

Revenues in the Company’s Middlesex System in New Jersey increased $1.3 million from the same period in 2014, primarily due to the New Jersey Board of Public Utilities approved rate increase implemented in July 2014. Revenues in our Delaware System, Tidewater Utilities, Inc. increased $0.9 million primarily due to higher customer demand. Revenues from contract operations increased $0.3 million, primarily due to scheduled fixed fee increases under our contract with the City of Perth Amboy, New Jersey (“Perth Amboy”).

Operation and maintenance expenses for the first quarter increased $1.7 million from the same period in 2014. Employee benefit expenses increased $0.7 million due to higher retirement plan costs resulting from a lower discount rate than in the prior year and the adoption of new mortality tables, reflecting longer life expectancies, both used in the calculation of the 2015 net periodic plan costs. Variable water production costs increased $0.2 million, primarily due to an increase in rates incurred for water treatment residuals disposal in the Middlesex System. Operations and maintenance costs for contract operations increased $0.4 million, primarily due to higher subcontractor expenditures and supplemental revenue-generating services provided under our contracts to serve Perth Amboy and the Borough of Avalon, New Jersey.

Middlesex Chairman, President and Chief Executive Officer Dennis W. Doll said, “Despite increased employee benefits costs as a result of market-driven actuarial assumptions, other cost control efforts, combined with improved revenues, have yielded positive second quarter results, all in light of our need to request rate relief for our Middlesex System in New Jersey, which was filed at the beginning of the second quarter. Our employees continue to work diligently to manage operating costs and risk, make timely and prudent investments in drinking water and wastewater infrastructure and comply with increasingly stringent state and federal regulations. In June, our efforts were recognized with a Leadership Award from the New York Stock Exchange when Middlesex Water was honored as a national Finalist for Best Governance, Risk and Compliance at a Small to mid-Cap Company. We were proud to be named among a host of nationally-recognized brands for the good work of our people.”

Six Month Operating Results

Consolidated operating revenues for the six months ended June 30, 2015 were $60.4 million, an increase of $4.1 million from the same period in 2014, primarily due to aforementioned July 2014 rate increase in our Middlesex System and increased demand in our Tidewater System.

For the six months ended June 30, 2014, basic and diluted earnings per share increased to $0.54, and $0.53, respectively, as compared to $0.49 for the same period in 2014.

Quarterly Dividend Declared

The Company’s Board of Directors declared a quarterly cash dividend of $0.1925 per share, payable September 1, 2015 to common shareholders as of August 14, 2015.

About Middlesex Water Company

Middlesex Water Company, organized in 1897, is an investor-owned water and wastewater utility, serving customers in central and southern New Jersey, Delaware and Pennsylvania.  For additional information regarding Middlesex Water Company, visit the Company's Web site at www.middlesexwater.com or call (732) 634-1500.

This release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

MIDDLESEX WATER COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Operating Revenues	$31,666	$29,190	$60,446	$56,363

Operating Expenses:
Operations and Maintenance	16,229	14,563	32,317	30,000
Depreciation	2,982	2,837	5,930	5,652
Other Taxes	3,220	3,043	6,280	5,997

Total Operating Expenses	22,431	20,443	44,527	41,649

Operating Income	9,235	8,747	15,919	14,714

Other Income (Expense):
Allowance for Funds Used During Construction	103	66	185	133
Other Income	43	135	82	146
Other Expense	(18)	(155)	(83)	(175)

Total Other Income, net	128	46	184	104

Interest Charges	1,496	1,515	2,554	2,618

Income before Income Taxes	7,867	7,278	13,549	12,200

Income Taxes	2,778	2,550	4,825	4,303

Net Income	5,089	4,728	8,724	7,897

Preferred Stock Dividend Requirements	36	36	72	79

Earnings Applicable to Common Stock	$5,053	$4,692	$8,652	$7,818

Earnings per share of Common Stock:
Basic	$0.31	$0.29	$0.54	$0.49
Diluted	$0.31	$0.29	$0.53	$0.49

Average Number of
Common Shares Outstanding :
Basic	16,149	16,018	16,141	15,996
Diluted	16,305	16,199	16,297	16,190

Cash Dividends Paid per Common Share	$0.1925	$0.1900	$0.3850	$0.3800